Exhibit 10.4

FORM OF

FACILITIES AGREEMENT

This FACILITIES AGREEMENT (the “License”) is made as of the Effective Date, by and among THE PROCTER & GAMBLE COMPANY, an Ohio corporation (“Parent”), the parties listed on Exhibit 1 hereto (each an “Affiliate Licensor”), and DIAMOND FOODS, INC., a Delaware corporation (“Acquiror”).

Preamble

WHEREAS, Parent and Acquiror are parties to that certain separation agreement, dated as of April 5, 2011, as amended from time to time (the “Separation Agreement”), pursuant to which Parent has determined that it would be appropriate and desirable to separate the Snacks Business from Parent and to divest the Snacks Business in the manner contemplated by that certain transaction agreement, dated as of April 5, 2011, as amended from time to time (the “Transaction Agreement”), and Acquiror has agreed to acquire the Snacks Business and related entities and assets in the manner contemplated by the Transaction Agreement;

WHEREAS, Parent and Acquiror are parties to that certain transition services agreement, dated as of the Closing Date (the “TSA”), which provides that Parent will perform certain services on behalf of Acquiror. The rights and obligations of the parties under the TSA are separate and apart from the agreements under this License; and

WHEREAS, as a material inducement to this License, Parent has agreed to authorize selected employees of the Snacks Business to continue to use certain areas within Parent properties during a transition period, as more fully set out below.

ARTICLE 1

BASIC TERMS, DEFINITIONS AND SCHEDULES

1.1	Basic Terms.

This Section 1.1 outlines the principal terms of the License. Most of these terms are further defined and explained in subsequent Sections, all of which are intended to be read together to create the agreement between the parties.

Effective Date:	The Closing Date

Licensed Premises:	The Licensed Premises are identified on Schedule A.

Term:	Up to six months from the Effective Date.

Extension Terms:	None

License Fee:	The License Fees for each Licensed Premise are the Market Rates as shown on Schedule A.

Excess Expenses:	There are no regular installments of Excess Expenses, but Excess Expenses may be charged to Licensee as provided in Section 4.2.

Security Deposit:	None

Brokers:	None

1.2 Addresses.

Parent’s Address means:	The Procter & Gamble Company
2 Procter & Gamble Plaza, (TE-9, Box 5C)
Cincinnati, Ohio 45202 Attn: Manager, Real Estate Department Phone: Fax: (513) 983-7762 E-Mail:

With a copy to (which will not constitute notice):
The Procter & Gamble Company 1 Procter & Gamble Plaza Cincinnati, Ohio 45202 Attn: Mary Pat McMahon, Legal Department
Phone:
Fax: (513) 983-4274
E-Mail:

Acquiror’s Address means:	Diamond Foods, Inc.
600 Montgomery Street, 17th Floor San Francisco, California 94111 Attn: Chief Financial Officer Facsimile: (209) 933-6861

With a copy to (which will not constitute notice):
Fenwick & West LLP 555 California Street, 12th Floor San Francisco, California 94104 Attention: Douglas N. Cogen David K. Michaels

Facsimile: (415) 281-1350

1.3	Definitions.

All capitalized terms used in this License have the meanings ascribed in this Section 1.3 or before they are first capitalized elsewhere in this License. All capitalized terms used but not defined herein will have the same meaning as provided in the Separation Agreement and the Transaction Agreement.

“Affiliate Licensors” means the entities that are listed on Exhibit 1.

“Applicable Laws” means, with respect to any particular Licensed Premises: (i) any Law; (ii) all material terms of any insurance policy covering the Licensed Premises; (iii) all material requirements of the National Board of Fire Underwriters or any other national board of insurance underwriters which are binding upon Licensor, Licensee or the Licensed Premises; and (iv) all future amendments, replacements and substitutions for any item described in the preceding phrases, and all future Laws which, when effective, fall within this definition of Applicable Laws.

“Building” means any improvements on a Parent Licensed Premises and/or Common Area available for Licensee’s use.

“Closing Date” means the date of the closing of the Transactions contemplated by the Separation Agreement and the Transaction Agreement.

“Common Area” means: (i) with respect to Leased Sites, the areas and facilities available for the general common use of tenants and other occupants of the Prime Landlord’s property, and may generally include sidewalks, access roads and driveways, parking areas, loading docks, entrances, lobbies, hallways, stairways, elevators, and other similar areas, facilities or improvements; and (ii) with respect to Owned Sites, areas mutually agreed by Licensor and Licensee, which shall include such areas as are reasonably necessary to allow Licensee to access the Licensed Premises and the Site Amenities which are available for Licensee’s use, wherever located.

“Continuing Employee” has the meaning set forth in the Separation Agreement.

“Default Rate” means a fluctuating interest rate equal at all times to the prime rate of interest announced publicly from time to time by Citibank, N.A. (or its successor or another major money center commercial bank agreed to by the Parties), plus three percent (3%), but in no case higher than the maximum rate permitted by Law.

“Event of Default” is defined in Section 14.1.

“Hazardous Substance” has the meaning set forth in the Separation Agreement.

“Initial Activities” means the work described on Schedule C.

“Leased Site” means a property that: (i) is leased to Licensor under the terms of a Prime Lease and (ii) contains a Licensed Premises location.

“Licensed Premises” means the areas identified on Schedule A, which are, in each case, located on Parent Sites. The term “Licensed Premises” may refer to one or all of such areas, as the context implies.

“Licensee” means, with respect to any particular Licensed Premises, Acquiror or any of its Affiliates that employs the employees assigned to the Licensed Premises.

“Licensor” means, with respect to any particular Licensed Premises, Parent or the Affiliate Licensor that is the owner of the Owned Site or the lessee of the Leased Site in which such Licensed Premises is located.

“Market Rate” means the going rate for comparable office space and/or laboratory/plant space in the general vicinity of the Premises as determined by an unaffiliated third party familiar with the realty market in that vicinity.

“Owned Site” means a property that: (i) is owned by a Licensor and (ii) contains a Licensed Premises location.

“Parent Employees” means persons employed by Parent or any of its subsidiaries or affiliated entities.

“Parent Premises” means the area of a Parent Site that is not included in the Licensed Premises.

“Parent Site” means, with respect to any particular Licensed Premises, either: (i) an Owned Site; or (ii) a Leased Site. For the purposes of this License, each Parent Site is divided into: (a) the Licensed Premises; and (b) the balance of the Parent Site that is not included within the Licensed Premises, which is defined as the Parent Premises.

“Parties” means Parent and Acquiror, and with respect to any particular Licensed Premises, the Licensor and Licensee for such Licensed Premises. In any case Acquiror remains financially responsible to Parent for the obligations under this License of the Licensees.

“Permitted Use” is defined in Article 9.

“Prime Landlord” means, with respect to any particular Licensed Premises situated on a Leased Site, the landlord under the Prime Lease.

“Prime Lease” means, with respect to any particular Licensed Premises situated on a Leased Site, the Lease between Prime Landlord and Licensor demising the

Parent site that contains such Licensed Premises and other property that is adjacent to and associated with such Licensed Premises.

“Principles” means the principles, rights, responsibilities and obligations articulated in this License.

“Required Consents” means the consents on Schedule D.

“Rules and Regulations” means the Rules and Regulations on Schedule B and, with respect to any particular Licensed Premises, any additional reasonable Rules and Regulations issued by a Prime Landlord with respect to those Licensed Premises (and any Parent Premises licensed under the same Prime Leases) and delivered to the Licensee of those Licensed Premises. Parent and Licensor reserve the right to make reasonable modifications to the Rules and Regulations from time to time, but no modification will be binding upon any Licensee until written notice of the change has been delivered to the Licensee at the Licensed Premises.

“Site Amenities” means, with respect to any Parent Site, lounges, pantries, cafeterias, fitness centers, child care facilities and other similar areas and services available on such Parent Site. Site Amenities: (i) will never include company stores and (ii) will only include health services at locations where Parent, in its sole discretion, has determined that the inclusion of this service is consistent with Applicable Law, Parent’s risk management standards, and local business practices.

“Snacks Business” has the meaning set forth in the Separation Agreement.

“Snacks Employees” means the Continuing Employees, any other employees of a particular Licensee, and third party contractors of any Licensee.

“Termination Date” means, with respect to any particular Licensed Premises, the last day of the Term or such earlier date as Licensee shall designate by at least 15 days prior written notice.

“Transactions” has the meaning set forth in the Transaction Agreement.

1.4	Schedules and Exhibits.

The following Schedules are attached to and made a part of this License. Any Schedule which is not attached to the License at the time of the execution of the License will be mutually agreed to by the Parent and Acquiror, initialed and attached as promptly as possible after the execution of this License, at which point it will be incorporated in the License in the same manner as though it was originally attached.

Exhibit 1	Affiliate Licensors

Schedule A	Schedule of Licensed Premises, Parking Areas, License Fees, Terms and Other Material Provisions
Schedule B	Rules and Regulations
Schedule C	Initial Activities
Schedule D	Prime Landlord’s Consent
Schedule E	Business Hours

ARTICLE 2

LICENSED PREMISES

2.1	Grant of License.

Licensor grants Licensee a privilege to: (a) use the Licensed Premises and the workstations, related equipment and other property located therein for the Permitted Use; and (b) use the Common Areas, including Common Areas located in Parent Premises; all subject to the terms and conditions of this License. This License is not a grant of real property rights.

2.2	Limitation for Leased Sites.

If the Licensed Premises is located on a Leased Site, then the rights granted under this License are further limited by limitations in the Prime Lease. If the Prime Lease includes rights to access Common Areas, Licensee will have the same rights as Licensor, subject to the conditions of the Prime Lease and specific requirements in this License.

2.3	Parking.

Licensee’s Continuing Employees will have the right and privilege to continue to park in the parking areas reserved for Parent Employees, and Continuing Employees who had rights to reserved parking spaces before the Effective Date, will be permitted to retain the reserved spaces through the expiration of the Term. All other Acquiror Employees will have the right and privilege to: (a) at Leased Sites, use a pro rata share of parking lots and parking spaces that are available to Licensor under the terms of the Prime Lease; and (b) at Owned Sites, use a pro rata share of parking lots and parking spaces based on the aggregate number of Parent Employees and Acquiror Employees at such Owned Site.

2.4	Site Amenities.

Licensor grants Licensee a privilege to use Site Amenities available at the Parent Site in which the Licensed Premises is located, so long as: (a) the Site Amenities were available to the Continuing Employees located at such Parent site before the Closing Date; (b) the Site Amenities continue to be available to all Parent Employees at the Site; (c) there is no waiting list for use of a particular Site Amenity (but if there is a waiting list, Parent Employees will have priority); and (d) Licensee or its employees pay the costs of such Site Amenities, which will be the same as: (i) the amount charged to Parent Employees for use of the Site Amenities (e.g. costs of food in the cafeterias, fees for child care and use of fitness centers, etc.) plus (ii) the amount of the Parent “subsidy” for each Site Amenity. The Parent subsidy will be calculated on the same basis (per capita or other) as before the Closing Date. The costs of Site Amenities that are not paid by the Acquiror Employees will be charged as Excess Expenses unless Licensee informs Licensor that it does not wish Acquiror Employees to have access to a specified Site Amenity.

2.5	Relocation.

Parent and Licensor reserve the right to relocate the Licensed Premises to comparable space within the Parent Site or in another geographic location in the following situations: (a) at any time that the Prime Landlord of any Leased Site exercises any right to relocate the Parent Site; and (b) at any other time, if in Parent’s reasonable judgment, such relocation is appropriate for Parent’s space optimization efforts. If Parent chooses to exercise this relocation right, it will give the Licensee at least 90 days advance notice and offer Licensee the right to terminate this License with respect to any such relocated space. If Licensee chooses to accept the relocation, the Parties will modify Schedule A as appropriate to reflect the relocation of the Licensed Premises. If the relocated space is part of an Owned Site, or if the relocated space is part of a Leased Site and Licensee vacates the relocated premises at the end of the Term, then in either of these situations, Licensor will: (i) pay all costs of making the relocated space substantially similar to the original Licensed Premises (i.e. the same number of workstations and technology infrastructure); and (ii) reimburse the moving expenses Licensee incurs to move its personal property to the relocated space. However, since Licensor is not obligated to underwrite expenses associated with Licensee’s long-term space solutions, if the relocated premises is part of a Leased Site and Licensee enters into a lease or sublease and remains in the relocated space after the end of the Term, then Licensor will not be obligated to reimburse any costs or expenses associated with Licensee’s move to the relocated space. If Licensor has reimbursed moving expenses, and Licensee subsequently elects to remain in the relocated space under any such lease or sublease arrangement, then Licensee will refund the reimbursement to Licensor on or before the end of the Term.

2.6	Excluded Items.

This License does not grant ownership rights to furniture, equipment or other items of personal property located at the Licensed Premises that is owned by Licensor as of the Closing Date and is not transferred pursuant to the Separation Agreement.

ARTICLE 3

TERM / TERMINATION

3.1	Effective Date and Term.

The Term for each Licensed Premises will begin on the Effective Date and will expire on the expiration of the Term with respect to that particular Licensed Premises except as otherwise provided herein.

3.2	Holding Over.

If Licensee remains in possession of the Licensed Premises after the Termination Date, other than pursuant to a written agreement between Parent and Acquiror, then Licensor may either: (a) declare an Event of Default under this License and exercise the remedies available under this License, including summary proceedings to recover possession of the Licensed Premises, in which case Licensee may owe damages for holding over; or (b) Licensor will treat Licensee as a Licensee-at-will liable for rent at an amount equal to 200% of the License Fee plus Excess Expenses due under this License, in which case all other covenants of this License will remain in full force and effect until terminated by written notice from either party to the other, so long as the notice is delivered at least 30 days before the proposed Termination Date.

3.3	Survival of Obligations.

All obligations of Licensor and Licensee that are not fully performed as of the Termination Date, will survive the termination of this License as necessary to effectuate their purpose.

ARTICLE 4

LICENSE FEE

4.1	Base Fee and Excess Expenses.

Licensee will pay the License Fee shown on Schedule A.

4.2	Excess Expenses.

Licensee, at its sole cost and expense, will be responsible for all actions, services and other work necessary to lawfully conduct the Permitted Use at the Licensed Premises. If the activities of Licensee (including any additional services requested by the Licensee) are in excess of those associated with the Snacks Business at any specific Parent Site immediately before the Closing Date, and any such activities or services cause any increased costs for: (a) insurance; (b) utilities; (c) maintenance; (d) repairs; and (e) any other services and expenses related to the Licensed Premises, Licensor will have the right to charge such increased costs as Excess Expenses. As an example, Licensee acknowledges that all charges related to on-demand services requested by Licensee for the benefit of the Snacks Business (including but not limited to catering, shipping and research and development support services) and all charges for disposal of biohazards and medical wastes resulting from the Snacks Business, will be invoiced to, and paid by, Licensee as Excess Expenses.

4.3	Method of Payment.

All License Fees will be due and payable on the first day of each calendar month during the Term and pro rated for partial months at the beginning or end of the Term, and all other payments will be due and payable within 30 days after the date of Licensor’s invoice. Unless otherwise specified by written notice to the Lessee, payments with respect to each Licensed Premises will be made in the currency listed on Schedule A and they will be delivered to Parent’s address in Section 1.2 of this License. Licensee will have no right to abate, reduce, set-off or otherwise deduct any amount from the License Fee, Excess Expenses or any other amounts due under this License except as otherwise expressly provided herein.

4.4	Late Charges.

If any amount due under this License is not paid within five days after the date it becomes due, late charges will be assessed on the delinquent amount, as follows: (a) the late fee for the month in which the delinquent payment becomes due will be five percent of the delinquent amount; and (b) if the delinquent payment is not paid in full during the month in which it became due, then beginning on the first day of the following month interest will accrue at the Default Rate on all delinquent amounts (including late fees) until the date that all delinquent amounts have been paid in full.

4.5	No Accord and Satisfaction.

All payments will be treated as payments on account. Licensor may accept Licensee’s partial payment of any amount Licensor claims is due under this License without prejudice to Licensor’s rights to pursue and collect the balance due. No endorsement or other statement on any check or accompanying notice will be construed to create an accord and satisfaction or otherwise compromise the amount Licensor claims is due. Licensor’s acceptance of any payment after it has become due and payable will not excuse any delays with respect to future payments or constitute a waiver of any of rights under this License.

ARTICLE 5

CONDITION OF PREMISES

5.1	As-Is Condition.

Each Licensed Premises will be delivered to Licensee on the Effective Date, in AS-IS, WHERE-IS condition, with all faults.

5.2	Initial Activities.

Licensor will perform the Initial Activities in order to consolidate and/or separate the Licensed Premises from the Parent Premises, and 43% of the costs plus a 7% markup on Licensee’s share of the costs and other liabilities will be charged to Licensee as an Excess Expense.

5.3	Surrender of Licensed Premises.

When this License terminates with respect to any Licensed Premises Licensee will, at its own expense, except as otherwise expressly provided herein: (a) remove all of Licensee’s furniture, equipment and other personal property from the Licensed Premises and fully repair all damages caused by such removal; and (b) surrender the Licensed Premises to Licensor on the Termination Date broom clean and in as good order and condition as on the Effective Date, subject to ordinary wear and tear and casualty damage and condemnation, and in full compliance with all Applicable Laws pertaining to Licensee’s use of the Licensed Premises.

ARTICLE 6

ALTERATIONS

6.1	Future Alterations.

Licensee will not have the right to make any improvements or alterations to the Licensed Premises without Licensor’s prior written consent, which may be withheld or conditioned for any reason. If Parent or Licensee determines that alterations or other improvements are necessary to accommodate the needs of the Licensee or Parent, Licensee and Parent will cooperate to seek any necessary consents from the Prime Landlord and other third parties. If the Parties mutually agree on the parameters and costs of the alterations, and all required third party consents and permits are granted or issued, Licensor will construct the alterations and the costs and expenses of the alterations will be allocated between the Parties as follows:

(a)	Alterations That Do Not Benefit Licensee. Licensor will pay all costs and expenses of alterations that are required as part of Licensor’s space optimization efforts, or as the result of the termination or renewal of any Prime Lease, but only to the extent that the alterations do not constitute improvements which will benefit Licensee beyond the end of the Term.

(b)	Alterations That Benefit Licensee. Licensee will pay all costs and expenses of alterations that are requested by Licensee, or that constitute improvements which will benefit Licensee beyond the end of the Term.

6.2	Signs.

Licensee will not erect any signs on any Parent Site without Licensor’s prior written consent, which Licensor may not unreasonably withhold. If Licensor consents to any such signage, such consent may be conditioned on requirements that Licensee must obtain all necessary approvals from the Prime Landlord, comply with all Applicable Laws, remove all signs at the end of the Term, pay all costs and expenses related to the erection and removal of any such signs, and other similarly reasonable requirements.

6.3	Installation of Alterations.

Licensor will be the vendor of choice for all approved alterations and other construction and related services at the Licensed Premises, including the installation of signage, fixtures, workstations and other similar items. Unless Licensor elects otherwise by written notice to Licensee, all such services will be contracted through Licensor. Licensee will reimburse Licensor for: (a) 100% of the reasonable costs of all such work, including the costs of preparing plans and specifications for the work (if applicable) plus (b) a management fee equal to 10% of all costs described in phrase (a).

ARTICLE 7

INSURANCE / RISK OF LOSS

7.1	Licensee’s Insurance.

Licensee will use the Licensed Premises at its own risk and Licensor will have no responsibility or liability for any loss of or damage to any property of Licensee unless such loss or damage is caused by the Licensor’s willful misconduct or gross negligence. Throughout the Term, Licensee will carry the following insurance (or its equivalent in the country in which the Licensed Premises is located) with respect to each Licensed Premises: (a) comprehensive commercial general liability with combined single limit coverage of not less than $1,000,000 on account of bodily injuries and/or death and property damage; (b) all-risks property insurance written at full replacement value covering all of Licensee’s personal property at the Parent Site; (c) in the case of Leased Sites, any additional insurance which the “tenant” is required to carry under the terms of the Prime Lease; and (d) workers’ compensation insurance to the extent required by Applicable Laws. Licensor will be an additional insured on the insurance policies described in clause (a) with respect to Licensed Premises on an Owned Site.

7.2	Waiver of Subrogation.

Whenever (a) any loss, cost, damage or expense resulting from fire, explosion or any other casualty or occurrence is incurred by any party to this License in connection with the Licensed Premises or any related Leased Site, as the case may be, and (b) such party is covered in whole or in part by insurance with respect to such loss, cost, damage or expense, then the party so insured releases the other parties from any liability they may have on account of such loss, cost, damage or expense to the extent of any amount recovered by reason of such insurance and waives any right of subrogation which might otherwise exist in or accrue to any person on account thereof, provided that such release of liability and waiver of the right of subrogation will not be operative in any case where the effect thereof is to invalidate such insurance coverage.

ARTICLE 8

INDEMNITIES

8.1	Indemnity from Licensee.

Acquiror and the Licensee of each Licensed Premises will indemnify Parent and the Licensor of such Licensed Premises and hold each of them harmless from and against all liability to the extent arising under or in connection with the obligations of Licensee with respect to the Licensed Premises and the performance thereof or from or in connection with the Licensee’s conduct, management, or business operations (including activities of Licensee’s employees, agents, contractors, visitors and invitees) at such Licensed Premises during the Term, except to the extent that any such liability results from negligent acts or willful misconduct of Parent, Licensor or any Parent Employees.

8.2	Indemnity from Licensor.

Parent and the Licensor of each Licensed Premises will indemnify Acquiror and the Licensee of such Licensed Premises and hold each of them harmless from and against all liability to the extent arising under or in connection with the obligations of Licensor with respect to the Parent Premises and the performance thereof or from or in connection with the Licensor’s conduct, management, or business operations (including activities of Licensor’s employees, agents, contractors, visitors and invitees) at such Licensed Premises during the Term, except to the extent that any such liability results from negligent acts or willful misconduct of Licensee, Acquiror or Acquiror Employees.

8.3	Construction of Indemnities.

The Parties intend that whenever possible damages will be compensated through the proceeds of insurance carried in compliance with this License. As a result, neither Party will be required to indemnify the other for damages from any cause if the other Party has received insurance proceeds, unless those proceeds are less than full compensation. Every indemnification granted in this License will be subject to the waiver of subrogation and to specific releases granted elsewhere in the License. Neither Party will be construed to be obligated to indemnify the other: (a) against its own willful or negligent conduct; (b) for any amount classified as consequential, indirect or punitive damages; or (c) in excess of amounts permitted by Applicable Law. This License will be construed as necessary in order to bring the indemnification provisions into compliance with Applicable Laws.

ARTICLE 9

USE OF LICENSED PREMISES

9.1	Permitted Use / Permitted Employees.

The Licensed Premises will be used solely for the purpose of performing the Snacks Business as it was conducted, in all material respects, at the Parent Site on or before the Closing Date (the “Permitted Use”). In particular, unless the applicable Licensor consents in writing, the number of Snacks Employees assigned to any Licensed Premises will not exceed the maximum number authorized on Schedule A. Licensee may assign Acquiror Employees who are not Continuing Employees to any Licensed Premises; provided, that, the Licensee will give prior written notice to the applicable Licensor, confirming the name of the Acquiror Employee and other identifying information customarily required from third party contractors at the Parent Site and verifying that the Acquiror Employee has satisfied the screening and other standards issued by the human resources director and/or security officer at the Parent Site (i.e. the standards for employees of third party contractors). The Licensee will observe and comply with: (a) all of the Rules and Regulations applicable to the Licensed Premises; (b) the requirements of any applicable Prime Lease; (c) the Applicable Laws; and (d) the Principles, except where Applicable Law requires otherwise.

9.2	Rules and Regulations.

Licensee will occupy and use the Licensed Premises in a commercially reasonable manner and abide by and observe the Rules and Regulations and any other reasonable future measures reasonably adopted by Licensor to: (a) protect its personnel and assets, including confidential or proprietary business information; (b) implement emergency preparedness and management protocols and procedures required as a part of Licensor’s risk management program for the Parent Site (including fire protection, health safety and environmental, and electrical and technical safety standards); or (c) protect the reputation, appearance and orderly operation of the Parent Site. Licensor will establish reasonable security protocols with respect to the Licensed Premises and Licensee will take reasonable steps to assure that its employees comply with those protocols throughout the Term. Licensee will be allowed, at its sole cost and expense, to install its own security system including card readers, surveillance cameras and other systems reasonably required by Licensee, to the extent practical.

9.3	Utility Facilities.

Licensee will not at any time over burden or exceed the capacity of the mains, feeders, ducts, conduits, or other facilities by which such utilities are supplied to, distributed in or serve the Licensed Premises. If Licensee desires to install any equipment which requires additional utility facilities or utility facilities of a greater capacity than the facilities provided by Licensor, such installation will be subject to Licensor’s prior written approval of Licensee’s plans and specifications. If

Licensor provides additional facilities to accommodate Licensee’s installation, Licensor will charge the cost of providing such additional utility facilities or utility facilities to Licensee as Excess Expenses.

9.4	Compliance with Prime Lease.

If the Licensed Premises is located in a Leased Site the Licensee will perform all of the obligations of the “tenant” with respect to the Licensed Premises in the same manner as though the Licensee was the “tenant” under the Prime Lease (but Licensee will not be required to pay rent or other expenses imposed in the Lease, except to the extent they may be included in the License Fees and Excess Expenses imposed in this License).

9.5	Compliance with Applicable Laws.

Licensee will, at its sole expense: (a) treat, use and maintain the Licensed Premises in a reasonable manner; (b) assure that Licensee, and take reasonable steps to assure that the Acquiror Employees, continually comply with all Applicable Laws; and (c) employ all reasonable efforts to ensure that no third party commits any act in violation of any Applicable Laws at the Licensed Premises and the Parent Site. Licensee’s obligations under this Section 9.5 apply whether or not any governmental authority has initiated or threatened action or litigation to enforce any Applicable Law. Licensee will comply with both the Applicable Laws and the Principles, except where Applicable Law requires otherwise. If the Applicable Laws are inconsistent with the Principles, the Principles will be applied in a manner to reflect as nearly as possible the original intentions of the parties in accordance with the Applicable Law. Licensee will not do and, to the extent reasonably possible, will not permit or condone any act or omission on the Licensed Premises which subjects Licensor to any liability or responsibility for injury to persons, damage to property or to any other liability by reason of the violation of Applicable Law.

9.6	Environmental Requirements.

(a) Notwithstanding the terms of Article 8 hereof, liability for environmental matters occurring on or before the Effective Date will be allocated, and enforced, as provided in the Separation Agreement. Licensee will be responsible for all environmental matters to the extent caused by its operation of each Parent Site during the relevant Term and any period of holding over. If there is any conflict between this Section 9.6 and the Separation Agreement, the Separation Agreement will control. Licensee, at its sole cost and expense, will operate its business in the Licensed Premises and on the Parent Site in compliance, in all material respects, with the requirements of this License and all Applicable Laws, including all Environmental Laws. Other than in connection with the Permitted Use, Licensee covenants and agrees that it will not release or permit the release of Hazardous Substances on the Licensed Premises or the Parent Sites in violation of any Environmental Laws without Licensor’s prior consent, which may be conditioned upon requirements consistent with Applicable Laws,

Environmental Laws and Licensor’s risk management practices. Licensor will have the right to enter the Licensed Premises, after reasonable prior notice to Licensee, for the purpose of determining whether Licensee has complied with these requirements. If Licensor has received a notice from any governmental authority alleging that Licensee has violated this Section 9.6 or that due to Licensee’s actions or omissions, testing at or inspection of the Licensed Premises based on releases of Hazardous Substances by Licensee will be required, Licensor will have the right to employ consultants, perform inspections, obtain tests and laboratory reports and contract for abatement actions, all of which will be at Licensee’s sole cost and expense. However, this right will not be construed to impose a duty upon Licensor to inspect the Licensed Premises or to enforce Licensee’s compliance with this Section 9.6. With respect to breaches by Licensee of this Section 9.6 or releases of Hazardous Substances by Licensee in violation of Environmental Laws, at Licensor’s reasonable option: (i) Licensee will, at its sole cost and expense, remediate any Hazardous Substances it released on the Parent Site in violation of Environmental Laws and perform any other remedial or abatement work arising out of or related to any breach by Licensee of this Section 9.6, consistent with Licensee’s obligations under this License and in compliance with relevant Applicable Laws, or (ii) Licensor will contract for the performance of all such remediation work and all reasonable costs and expenses of such work will be charged to and paid by Licensee as Excess Expenses. Licensee’s obligations under this Section 9.6 apply whether or not any governmental authority has initiated or threatened action or litigation to enforce the obligation.

ARTICLE 10

CASUALTY AND CONDEMNATION

10.1	Casualty or Condemnation.

If all or part of the Licensed Premises is destroyed by casualty, taken by condemnation or not fit for use in the Snacks Business by cause of force majeure, Licensor will notify Licensee within a reasonable time whether and by when Licensor will restore the Licensed Premises (except that Licensee will be responsible for restoration of its personal property) and, in any event, Licensee will have the option to terminate the License. If Licensor elects not to restore the Licensed Premises, then the License will terminate with respect to such Licensed Premises. If Licensor elects to restore the Licensed Premises, it will use commercially reasonable efforts to complete the restoration promptly. The License Fee and Excess Expenses will abate with respect to any square meters within the Licensed Premises which Licensee is unable to occupy for the entire period the Licensee is unable to occupy such space.

10.2	Rights to Proceeds or Award.

All proceeds of insurance and the entire award for any condemnation or taking by eminent domain or similar governmental power (or for any conveyance in lieu of thereof) will belong to and become the sole and exclusive property of Licensor, and Licensee will have no claim against or right to any such proceeds or award, or any right to damages or other amounts arising out of the cancellation of this License except with respect to proceeds or awards received as compensation for the loss of Licensee’s personal property.

ARTICLE 11

ASSIGNMENT / RECAPTURE

Licensee will not have the right to assign its interest under this License with respect to any or all of the Licensed Premises without the prior written consent of Licensor, which Licensor may withhold in its sole and absolute discretion. If Licensee requests consent to an assignment of its rights with respect to one or more Licensed Premises, Licensor will have the right to recapture the Licensed Premises subject to the proposed assignment by delivering written notice to the Licensee. Any such recapture will take effect on the date the assignment was scheduled to occur.

ARTICLE 12

LIABILITY OF LICENSOR

If Parent or any Licensor breaches its obligations under any License, the Licensee’s sole remedy will be to receive damages equal to the difference between the Licensee’s cost of securing comparable space for the balance of the Term for such Licensed Premises less the amount which would otherwise have been payable under this License, with respect to the Licensed Premises; except that: (a) nothing in this License will be construed to alter commitments made in the Separation Agreement or the Transaction Agreement; (b) if Licensee’s rights to the Licensed Premises are terminated as the result of Parent’s default under any Prime Lease, then Parent will also be liable to Licensee for relocation expenses and damages resulting from the interruption of Licensee’s business operations; and (c) the limitations of Licensor’s liability pursuant to this Article 12 will not apply to limit liabilities arising pursuant to Section 8.2, or resulting from Licensor’s breach of the indemnity obligations in Section 8.2.

ARTICLE 13

SERVICES AND MAINTENANCE

13.1	Licensor’s Services to the Licensed Premises.

Licensor will maintain the Licensed Premises and the Parent Premises in a manner consistent with Licensor’s standards for property maintenance at the Parent Site in effect from time to time.

13.2	Discontinuances and Interruptions of Utility Services.

Licensor will not be liable to Licensee in damages or otherwise for any stoppage, interruption, reduction or discontinuation in any utility service, including, without limitation, any heating, ventilation or air-conditioning, caused by: (a) accidents, emergencies, strikes or the occurrence of any of the other events of force majeure; (b) the fact that service becomes unavailable from any public utility company, public authority or any other person or entity, excluding Licensor (so long as Licensor has access to such utility service), supplying or distributing such utility; (c) reasonable performance of repairs, maintenance or other improvements that are performed with due care; or (d) any other circumstance or event beyond Licensor’s reasonable control; and no such interruption will constitute a termination of this License or an eviction of Licensee, or cause any abatement of the License Fee or Excess Expenses or otherwise relieve Licensee from any of its obligations under this License. Licensor reserves the right to stop, interrupt, reduce or discontinue furnishing any heating, ventilation, air-conditioning or other utility services furnished by Licensor if a tribunal having jurisdiction of this matter (including any arbitrator appointed pursuant to this License) makes a final, non-appealable determination that Licensee is in breach of this License and Licensee fails to comply with the requirements ordered by the tribunal.

13.3	Damage Caused by Licensee.

Licensee will reimburse Licensor after written demand for the cost of any repairs to the Licensed Premises or the Parent Site that are necessitated by the negligence of Licensee, its agents, servants, employees, licensees or guests, or by any contractor engaged by Licensee. The cost of these repairs will be charged to Licensee as an Excess Expense for the month following delivery of written demand for reimbursement or if such demand is made during the final month of the Term, within fifteen (15) days after Licensee’s receipt of such written demand.

ARTICLE 14

DEFAULT AND REMEDIES

14.1	Events of Default.

Each of the following will be deemed an “Event of Default” by Licensee under this License:

(a)	Failure to pay the License Fees, Excess Expenses, or any other monetary obligation due under the terms of this License within ten days after the date the amount becomes due;

(b)	Failure to furnish or maintain the insurance policies and certificates which Licensee is required to maintain;

(c)	Failure to vacate any particular Licensed Premises by the Termination Date for such Licensed Premises;

(d)	Insolvency or bankruptcy of Licensee or Acquiror;

(e)	A lien or other encumbrance is filed against any Parent Site as a result of Licensee’s act or omission, including but not limited to a tax lien or a mechanics’ lien, which is not discharged or “bonded over” within sixty (60) days after the date Licensee receives notice that such lien has been filed; or

(f)	Failure to perform or observe any other term, covenant, agreement, condition or obligation of Acquiror or Licensee under this License within 30 days after written notice from Licensor; except that if the failure to perform cannot reasonably be corrected within 30 days, and Acquiror or Licensee begins corrective action promptly after its receipt of Licensor’s notice, then neither Acquiror nor Licensee will be deemed in default if they diligently and expeditiously pursue and complete the actions necessary to cure the failure to perform within no more than 90 days.

14.2	Remedies.

Upon the occurrence of an Event of Default, Licensor, without notice to Acquiror or Licensee in any instance (except where expressly provided for below or by Applicable Law), may do any one or more of the following:

(a)	Perform any action necessary to cure any Event of Default, on Licensee’s behalf (without further notice to Licensee), and charge the expense of the performance to Licensee and/or Acquiror, together with interest at the Default Rate;

(b)	So long as Licensor does not breach the peace and otherwise complies with the requirements of Applicable Laws, Licensor may: (i) reenter the Licensed Premises by summary proceedings without resort to legal process; (ii) remove Licensee and all other persons and property from the Licensed Premises; and (iii) store any property removed from the Licensed Premises at the cost of and for the account of Licensee, all without Licensor being deemed guilty of trespass or becoming liable for any loss or damage occasioned by its acts;

(c)	Terminate this License by written notice to Licensee or choose to continue this License, including the right to recover the License Fee, Excess Expenses and other amounts due under this License from Licensee and/or Acquiror; or

(d)	Exercise any other legal or equitable right or remedy available to Licensor under Applicable Law, or in equity or otherwise.

Licensee and/or Acquiror will promptly reimburse Licensor for all costs and expenses Licensor incurs (including, without limitation, reasonable attorneys’ fees) in enforcing any of Licensor’s rights or remedies under this License.

ARTICLE 15

GENERAL PROVISIONS

15.1	Authority to Enter Into License.

Each Party represents and warrants to the other that it has full power and authority and the legal right to enter into and perform each and every provision of this License.

15.2	Notices.

All notices, demands and requests required under this License will be in writing and will be delivered to the notice addresses set out in Section 1.2 of this License (as appropriate), or to any other addresses modified by written notice delivered as required by this Section 15.2. A notice will be deemed to have been duly given if it is: (a) delivered in person; (b) delivered by any generally available overnight commercial delivery service; or (c) delivered by e-mail or facsimile followed by an e-mail or facsimile from the receiving party, confirming receipt of the notice. All properly delivered notices will be effective upon receipt (or in the case of e-mail or facsimile, on confirmation of receipt), or on the date that delivery is refused.

15.3	Licensor’s Access To Premises.

Licensor, and its agents and contractors, and Parent Employees may enter the Licensed Premises during Licensee’s business hours, with reasonable prior notice, to inspect them or to make alterations or repairs or for any purposes which Licensor reasonably considers necessary for the repair, operation, or maintenance of the Licensed Premises, all without incurring any liability to Licensee, except liability for personal injuries and damages resulting solely from the negligence or willful misconduct of Licensor or its agents and contractors. In an emergency situation, Licensor may enter the Licensed Premises without prior notice but in any such case will as soon as practicable notify Licensee of such entry and describe in reasonable detail the emergency circumstances and the nature of the entry (including the personnel involved and the areas entered).

15.4	Force Majeure.

Either Party will be excused for the period of any delay in the performance of any of its obligations when the delay is due to any cause or causes beyond that Party’s control, provided that no such cause or causes will excuse Licensee’s obligation to pay License Fees, Excess Expenses and other amounts due to Licensor unless there has been an abatement pursuant to Section 10.1. Causes of delay may include, without limitation, acts of God, labor disputes, governmental regulations or controls, civil unrest, war, adverse weather condition, fire or other casualty, claim adjustments with any insurance company, inability to obtain any material or services and any other causes typically referred to by the term “force majeure.”

15.5	Mechanics’ Liens.

If any mechanics’ or materialmen’s liens are filed against any Parent Site for work, labor, services or materials performed or furnished to or for the benefit of Licensee, Licensee will cause the same to be discharged of record or bonded within sixty (60) days after Licensee receives notice of the filing. If Licensee fails to comply with this requirement, Licensor may, but will not be obligated to, discharge the same by paying the amount claimed to be due; and the amount so paid by Licensor, and all costs and expenses, including reasonable attorney’s fees incurred by Licensor in procuring the discharge of such lien, will be due and payable by Licensee to Licensor, as an Excess Expense.

15.6	Successors and Assigns.

This License and the covenants and conditions in this License will inure to the benefit of and be binding upon Licensor, its successors and assigns, and will be binding upon Licensee and its successors and assigns and will inure to the benefit of Licensee and only its permitted assigns approved by Licensor. Licensee has the right to assign this License to any of its wholly-owned subsidiaries. Licensor has the right to sell or otherwise transfer or dispose of the Licensed Premises, provided, that, such transferee or acquiror agrees to be bound by the terms and obligations of this License. Upon any such sale or other transfer, Licensor will be automatically and immediately released from all obligations and liability under this License arising after the date of the assignment, Licensor’s successor will become the “Licensor” for all purposes under this License, and Licensee will attorn to the successor Licensor.

15.7	Waiver of Right of Redemption.

Licensee understands that the Licensed Premises are Licensed exclusively for business, commercial and mercantile purposes and therefore will not be redeemable under any provision of law. Licensee expressly waives (to the extent legally permissible) for itself and all persons claiming by, through or under it, any right of redemption or any other right to restore the operation of this License under any present or future law in the event Licensee is dispossessed for any proper cause, or in the event Licensor will obtain possession of the Licensed Premises pursuant to the terms of this License.

15.8	Dispute Resolution.

If the Parties dispute any matter arising out of or relating to this License, the parties will proceed in accordance with Section 7.14 of the Separation Agreement; except that the selection of jurisdiction in the Separation Agreement will not apply to actions affecting Licensor’s right to the Licensed Premises and/or the Parent Site, which will be filed in the jurisdiction in which the Parent Site is located. Nothing in this Section 15.8 or in the Separation Agreement will be construed to limit or restrict Licensor’s right to file actions in a timely manner following an Event of Default.

15.9	Modification to License.

A written amendment signed by both parties will be the exclusive method for modifying this License and no oral agreement or course of dealing will be construed to suffice to modify any term of this License.

15.10	Governing Law.

This License will be construed and governed in accordance with the laws of the State of Delaware and the Principles, unless they are inconsistent with the Applicable Laws of the jurisdiction in which a particular Licensed Premises is located, in which case the Applicable Laws will control. If the Applicable Laws are inconsistent with the Principles, the Principles will be applied in a manner to reflect as nearly as possible the original intentions of the parties in accordance with the Applicable Law.

15.11	No Recording.

This License will not be recorded or registered by either Party.

15.12	Counterparts.

This License may be executed in counterparts and, when all counterpart documents are executed, the counterparts will constitute a single binding instrument. Licensor’s delivery of this License to Licensee will not be construed as an offer to License and this License will not be binding upon either party until it has been executed and delivered by both parties.

ARTICLE 16

PRIME LANDLORD’S CONSENT

Licensee’s rights to the particular Licensed Premises described on the attached Schedule D are conditioned on Parent’s receipt of the Prime Landlord’s consent to this License and no other Person’s consent is required for Licensee to exercise such rights. (The consents listed on Schedule D constitute “Required Consents”). THIS LICENSE WILL BE OF NO FORCE OR EFFECT WITH RESPECT TO ANY LICENSED PREMISES DESCRIBED ON SCHEDULE D UNTIL SUCH CONSENT HAS BEEN OBTAINED. Parent will use commercially reasonable efforts to obtain the Required Consents identified on Schedule D, and all costs and expenses incurred to obtain the Required Consents will be paid by Acquiror.

ARTICLE 17

LOCAL LAW PROVISIONS

To the extent permissible, in the event of any conflict between the terms and provisions of the body of this License and the terms and provisions of any local law provision, the former will control with respect to any Licensed Premises located within the relevant jurisdictions.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the Parties has caused this License to be executed on its behalf by its officers hereunto duly authorized on the day and year first above written.

THE PROCTER & GAMBLE COMPANY

By:
Name:	Teri L. List
Title:	Senior Vice President and Treasurer

DIAMOND FOODS, INC.

By:
Name:	Michael J. Mendes
Title:	Chairman, President and Chief Executive Officer